EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G/A to which this Joint Filing Agreement is attached shall be filed by Norwest Equity Partners IX, LP on its own behalf and on behalf of (a) Itasca Partners IX, LLC, a Delaware limited liability company, (b) Norwest Venture Capital Management, Inc., a Minnesota corporation, and (c) Timothy C. DeVries.

Dated: January 12, 2022

NORWEST EQUITY PARTNERS IX, LP
By:	Itasca Partners IX, LLC, as general partner
By:	Norwest Venture Capital Management, Inc., as its managing member

By:	/s/ Brian Allingham
Name: Brian Allingham
Title: Senior Vice President

ITASCA PARTNERS IX, LLC
By:	Norwest Venture Capital Management, Inc., as its managing member

By:	/s/ Brian Allingham
Name: Brian Allingham
Title: Senior Vice President

NORWEST VENTURE CAPITAL MANAGEMENT, INC.

By:	/s/ Brian Allingham
Name: Brian Allingham
Title: Senior Vice President

/s/ Timothy C. DeVries
Timothy C. DeVries